UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2010

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-52486	20-5339741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 340-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On March 1, 2010, PAETEC Holding Corp. (the “Company”) announced its acquisition of U.S. Energy Partners LLC. In connection with this acquisition, and effective as of March 2, 2010, Edward J. Butler, Jr., who has served as the Company’s Executive Vice President and Chief Operating Officer, has been appointed to act as president and chief executive officer of the Company’s energy-related business. Also effective as of March 2, 2010, Mr. Butler has ceased to act as the Company’s principal operating officer. Mr. Butler’s primary responsibilities in his former role will be reassigned to various senior officers of the Company. The Company does not currently intend to appoint a new principal operating officer.

Item 8.01.	Other Events.

2010 Annual Meeting of Stockholders

On March 2, 2010, the Board of Directors of the Company fixed May 27, 2010 as the meeting date for the Company’s 2010 annual meeting of stockholders. Notice of the time and location of the annual meeting will be sent to holders of record of shares of the Company’s common stock as of the record date for the meeting.

Sales Plans

In March 2010, Laurie Zaucha, the Company’s Senior Vice President of Human Resources, entered into a sales plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. Rule 10b5-1(c) permits stockholders to adopt written pre-arranged stock trading plans subject to specified restrictions. Under such plans, stockholders can spread stock trades out over an extended period of time to minimize the market effect, can gradually diversify their investment portfolios and can avoid concerns about the timing of transactions.

The sales plan entered into by Ms. Zaucha provides for her sale of up to 8,000 shares of the Company’s common stock from time to time from March 2010 through March 2011. Any sales will be made based on share amounts and other conditions specified in the plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAETEC Holding Corp.

Date: March 8, 2010	/s/ Mary K. O’Connell
Mary K. O’Connell
Senior Vice President, General Counsel and Secretary
(Duly Authorized Officer)

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